Exhibit 99.1

For Immediate Release: July 18, 2005

For More Information, Contact:

Donald L. Correll, President and CEO, Pennichuck Corporation

William D. Patterson, VP, Treasurer and Chief Financial Officer

Phone: 603-882-5191

Fax: 603-882-4125

Pennichuck Corporation Announces the Successful Completion

of its Common Stock Offering

(Merrimack, NH)—Donald L. Correll, President and Chief Executive Officer of Pennichuck Corporation (Nasdaq: PNNW), announced today that, in connection with its recent common stock offering, the underwriters have exercised their option to purchase an additional 119,000 shares of common stock from Pennichuck Corporation to cover over-allotments. This increases the total number of shares sold, pursuant to the common stock offering to 959,000 at a price to the public of $19.50 per share.

Pennichuck Corporation’s preliminary prospectus, first distributed on June 17, 2005, contemplated an offering of 700,000 shares. The offering was subsequently increased on June 27, 2005 to 800,000 shares and was further increased in connection with the pricing to 840,000 shares. The total offering, including the shares issued pursuant to the exercise of the underwriters’ over-allotment option was 959,000 shares.

Pennichuck Corporation President and Chief Executive Officer Donald L. Correll said that the proceeds from the offering will be used primarily to fund utility capital expenditures and for other general corporate purposes.

Janney Montgomery Scott LLC was the book-running manager and Edward D. Jones & Co., L.P. served as co-manager of the offering.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire areas. Pennichuck Corporation is listed on the Nasdaq Stock Exchange under the symbol PNNW.

The shares of common stock were sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact Info:

Janney Montgomery Scott LLC

Equity Syndicate Department

Tel: (617) 557-2971